NewsRelease [Williams Logo]

NYSE: WMB

Date: Jan. 14, 2008

Williams Monetizes International Production Payment Contract

TULSA, Okla. – Williams (NYSE:WMB) today announced that it has monetized a contractual right to a production payment on certain future international hydrocarbon production for approximately $148 million.

Of that amount, Williams has already received approximately $118 million in cash proceeds. Another $29 million has been placed into escrow, subject to certain post-closing conditions and adjustments. The company expects to report a significant non-recurring gain in the first quarter of 2008 as a result of this transaction.

The terminated contract was associated with Williams’ prior international interests obtained from a merger with Barrett Resources Corporation in 2001.

Williams previously disposed of all of its ownership in the international development concession and retained only the contract for the production payment on future production.

With the termination of the contract, Williams has no further interests associated with the crude oil concession, which is located in Peru.

About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332
Richard George
Williams (investor relations)
(918) 573-3679
Sharna Reingold
Williams (investor relations)
(918) 573-2078

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.